Exhibit 4.1
FORM OF STOCKHOLDER RIGHTS AGREEMENT

THIS STOCKHOLDER RIGHTS AGREEMENT (this “Agreement”), is made as of the 25th day of November 2014, by and among Cocrystal Pharma, Inc., a Delaware corporation (the “Company”), Cocrystal Holdings Inc., a Delaware corporation (the “Parent”),  RFS Pharma LLC, a Georgia limited liability company (“RFSP”), the RFSP members listed on Exhibit A hereto, referred to hereinafter as the “RFSP Shareholders” and each individually as an “RFSP Shareholder” and those certain holders to the Company’s Common Stock and/or the Company’s Series B Preferred Stock listed on Exhibit B hereto (the “COCP Shareholders” and, together with the RFSP Shareholders, the “Shareholders”).

RECITALS

WHEREAS, the Company, the Parent , Cocrystal Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (“COCP Merger Sub”), RFS Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Parent, and RFSP are parties to the Merger Agreement of even date herewith (the “Merger Agreement”), pursuant to which (i) RFS Merger Sub, LLC, a subsidiary of Parent will merge with and into RFSP and (ii) COCP Merger Sub will merge with and into the Company, and Parent will be issued all outstanding shares of capital stock the Company in exchange for issuance by Parent of all of its shares capital stock to holders of Company stock with the same number of shares, rights, preferences, and powers current held by such holders (collectively, the “Merger”); and

WHEREAS, in connection with the Merger, the Company, RFSP, the COCP Shareholders and the RFSP Shareholders wish to set forth certain understanding among such parties, including with respect to certain governance matter.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1.           Definitions.

“Affiliate” means, with respect to any specified individual, corporation, partnership, trust, limited liability company, association or other entity (collectively, a “Person”), any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

“Agreement” means this Stockholders Rights Agreement as it may from time to time be amended and in effect.

“Certificate of Designation” means that certain Series A Certificate of Designation of the Company filed on or about the date hereof, and in the form attached as Exhibit B of the Merger Agreement.

“Closing” means the closing of the Merger and the other transactions contemplated by the Merger Agreement.

“Common Stock” means shares of the Parent common stock, par value of $0.001 per share.

“Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

“Financing” means an offering of Equity Securities of the Company or Parent, in one or more closing or series of closings.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Person” means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

“Preferred Stock” means the Series A Preferred Stock and Series B Preferred Stock and any additional series of preferred stock that may come into existence after the date hereof.

“Series A Majority” means the holders of at least a majority of the Series A Preferred Stock, including any shares of Common Stock or other capital stock issued upon the conversion or reclassification of the Series A Preferred Stock.

“Series B Majority” means the holders of at least a majority of the Series B Preferred Stock, including any shares of Common Stock or other capital stock issued upon the conversion or reclassification of the Series B Preferred Stock.

“Series A Preferred Stock” means the  Series A Convertible Preferred Stock of the Parent to be issued to members of RFSP in connection with the Merger, with such rights, preferences and powers as set forth in the Certificate of Designation.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock of the Company and the Parent, with such rights, preferences and powers as set forth in the Certificate of Incporporation of each corporation.

“Subsidiary” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

“Transfer” means, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction or through providing a written order to issue Common Stock issued upon conversion of any Preferred Share to another Person) any economic, voting or other rights in or to such security.

2.           Board Designation Rights.

2.1           COCP Shares and RFSP Shares.

(a)           The COCP Shareholders each agree to hold all shares of voting capital stock of the Company and Parent (including but not limited to all shares of Common Stock issued or issuable upon conversion of the Preferred Stock) registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the COCP Shareholders after the date hereof (hereinafter collectively referred to as the “COCP Shares”) subject to, and to vote the COCP Shares in accordance with, the provisions of this Agreement.  Notwithstanding anything herein to the contrary, except where the context otherwise provides all references in this Agreement to the “Company” shall include the “Parent” or such other entity that is publicly traded, after giving effect to the Merger and other transaction contemplated pursuant to the Merger Agreement.

(b)           The RFSP Shareholders each agree to hold all shares of voting capital stock of the Company (including but not limited to all shares of Common Stock issued or issuable upon conversion of the Preferred Stock) registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the RFSP Shareholders after the date hereof (hereinafter collectively referred to as the “RFSP Shares”) subject to, and to vote the RFSP Shares in accordance with, the provisions of this Agreement.

2.2           Composition of the Board of Directors at the Closing. On or prior to the date of the Closing, the board of directors of the Parent (collectively, the “Board”) shall take all action necessary and appropriate (whether by amendment of the Parent’s governing documents or otherwise) to ensure that (i) the number of directors constituting the Board shall be seven (7), (ii) the Board shall be composed of the directors as set forth below in Section 2.3, (iii) the presence of four (4) directors is required to constitute a quorum of the Board and (iv) the Parent’s Certificate of Incorporation shall be amended in order to give effect to the size and composition of the Board as provided in this Section 2.2 and Section 2.3 and in the form attached hereto as Exhibit B.

2.3           Election of Directors.  On all matters relating to the election and removal of directors of the Company, the COCP Shareholders and the RFSP Shareholders agree to vote all COCP Shares and RFSP Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to elect members of the Board as follows:

(a)           At each election of or action by written consent to elect directors in which the holders of Preferred Stock and Common Stock, voting together as a single class, are entitled to elect directors of the Company, the COCP Shareholders and RFSP Shareholders shall vote all of their respective COCP Shares and RFSP Shares so as to elect three (3) individuals designated by the holders of a majority of the RFSP Shares, who shall initially be Dr. Raymond Schinazi (who shall be appointed co-Chairman of the Board), David Block and Jeffrey Meckler.   Any vote taken to remove any director elected pursuant to this Section 2.3(a), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 2.3(a), shall also be subject to the provisions of this Section 2.3(a).  Upon the request of any party entitled to designate a director as provided in this Section 2.3(a), each COCP Shareholder and RFSP Shareholder agrees to vote its COCP Shares and RFSP Shares for the removal of such director.

(b)           At each election of or action by written consent to elect directors in which the holders of Preferred and Common Stock, voting together as a single class, are entitled to elect directors of the Company, the COCP Shareholders and RFSP Shareholders shall vote all of their respective COCP Shares and RFSP Shares so as to elect three (3) individuals designated by the holders of a majority of the COCP Shares.  Any vote taken to remove any director elected pursuant to this Section 2.3(b), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 2.3(b), shall also be subject to the provisions of this Section 2.3(b).  Upon the request of any party entitled to designate a director as provided in this Section 2.3(b), each COCP Shareholder and RSFP Shareholder agrees to vote its COCP Shares and RSFP Shares for the removal of such director.

(c)           At each election of or action by written consent to elect directors in which the holders of Preferred and Common Stock, voting together as a single class, are entitled to elect directors of the Company, the COCP Shareholders and RFSP Shareholders shall vote all of their respective COCP Shares and RFSP Shares so as to elect one (1) individual designated by the holders of a majority of the COCP Shares and the holders of a majority of the RFSP Shares, voting together as a single class, who shall not be affiliated with the Company or any Shareholder.  Any vote taken to remove any director elected pursuant to this Section 2.3(c), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 2.3(c), shall also be subject to the provisions of this Section 2.3(c).  Upon the request of either the Series A Majority or the Series B Majority, the COCP Shareholders and RSFP Shareholders agree to vote their COCP Shares and RSFP Shares for the removal of such director.

2.4           Legend.

     (a)           Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the COCP Shares and the RFSP Shares the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDER RIGHTS AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING AND OTHER MATTERS WITH RESPECT TO THE SHARES REPRESENTED HEREBY.  ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES, WHETHER BY A TRANSFER OR BY OPERATION OF LAW, SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT.  A COPY OF SUCH STOCKHOLDER AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

    (b)           The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent COCP Shares or RFSP Shares theretofore represented by a certificate carrying the Legend.  If at any time or from time to time any COCP Shareholder or RFSP Shareholder holds any certificate representing shares of the Company’s capital stock not bearing the aforementioned legend, such COCP Shareholder or RFSP Shareholder agrees to deliver such certificate to the Company promptly to have such legend placed on such certificate.

2.5           Irrevocable Proxy.  To secure the COCP Shareholders and RFSP Shareholders obligations to vote their respective COCP Shares and RFSP Shares in accordance with this Agreement, each COCP Shareholder and RFSP Shareholder hereby appoints the Chairman of the Board of Directors, or either of them from time to time, or their designees, as such COCP Shareholder’s or RFSP Shareholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such COCP Shareholder’s COCP Shares or such RFSP Shareholder’s RFSP Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such COCP Shareholder or RFSP Shareholder if, and only if, such COCP Shareholder or RFSP Shareholder fails to vote all of such COCP Shareholder’s COCP Shares or such RFSP Shareholder’s RFSP Shares or execute such other instruments in accordance with the provisions of this Agreement.  The proxy and power granted by each COCP Shareholder and RFSP Shareholder pursuant to this Section 2.6 are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement.  Each such proxy and power will be irrevocable for the term hereof.  The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the COCP Shares or the RFSP Shares, as the case may be, and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any COCP Shares or RFSP Shares.

3.           Transfer Restrictions.

3.1           Other than solely in the case of a Permitted Transfer, no Shareholder shall Transfer any Equity Securities during the period beginning on the Closing Date and ending 12 months after the Closing Date (such period, the “Restricted Period”).

3.2           “Permitted Transfers” means: (i) in the case of a Shareholder who is an individual, such Shareholder’s ancestors, descendants (including adopted children or grandchildren) or spouse or to trusts for the benefit of such persons or the Shareholder, (ii) in the case of a Shareholder that is an entity, such Shareholder’s shareholders, members, partners or other equity holders in accordance with their respective equity interests, or any other entity that is an Affiliate of such Shareholder, provided that, in any case of the foregoing clauses (i)-(ii), (a) such Shareholder shall inform the Company of such transfer prior to effecting it and (b) the transferee shall enter into a written agreement in form satisfactory to the Board to be bound by the provisions contained in this Agreement (including, without limitation, appropriate restrictions on the transfer of any interest in such transferee other than in accordance with this Agreement).  Any sale, assignment, pledge or any other transfer of Shares not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

4.           Covenants of the Company and Shareholders.

4.1           Series A Majority Approval Rights.  From and after the date hereof, the Company hereby covenants and agrees that it shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Company’s Certificate of Incorporation, as amended by certificates of designation or otherwise) the written consent or affirmative vote of the Series A Majority, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)           any action which would adversely affect any of the rights, preferences, privileges or limitations of the Series A Preferred Stock;

(b)           amend, alter or repeal any provision of the Certificate of Incorporation (including whether by certificate of designation or otherwise) or Bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock;

(c)            any change to either of the Conversion Amount or Conversion Price (each as defined in the Certificate of Designation) with respect to the Series A Preferred Stock, unless such change is a result of a stock split, stock dividend or combination in which all classes and series of capital stock are treated identically, or if such change is in accordance with Section 2(b)(iii) of the Series A Preferred Stock Certificate of Designation;

(d)            create, or authorize the creation of, or issue, or authorize the issuance of, or sell, or authorize the sale of any (a) capital stock (including but not limited to, the Company’s preferred stock or common stock, or any securities conferring the right to purchase the Company’s preferred stock or common stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s preferred stock or common stock), (b) a royalty financing or royalty buyout arrangement or (c) other form of funding principally for financing purposes, excluding shares of common stock or options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company (each such event, a “Financing Event”); provided, however, that such approval of the Series A Preferred Stock pursuant to this Section 4.1(d) shall not be required following the date when the Company has raised cumulatively at least $70,000,000 in aggregate cash proceeds from any one or more Financing Events which were previously approved by the Series A Preferred Stock pursuant to this subsection (d); or

(e)           amend, alter or repeal any provision of the Certificate of Incorporation (including whether by certificate of designation or otherwise) or Bylaws of the Company or take any other action that affects the powers, preferences or rights (including any adjustments to the conversion amount, conversion price or conversion ratio) of any of the Company’s capital stock (including but not limited to, the Company’s preferred stock or common stock, or any securities conferring the right to purchase the Company’s preferred stock or common stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s preferred stock or common stock).

4.2           Series B Majority Approval Rights.  From and after the date hereof, the Company hereby covenants and agrees that it shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Company’s Certificate of Incorporation, as amended by certificates of designation or otherwise) the written consent or affirmative vote of the Series B Majority, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)           any action which would adversely affect any of the rights, preferences, privileges or limitations of the Series B Preferred Stock;

(b)           amend, alter or repeal any provision of the Certificate of Incorporation (including whether by certificate of designation or otherwise) or Bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock;

(c)            any change to  the amount of Common Stock into which the Series B Preferred Stock is convertible, unless such change is a result of a stock split, stock dividend or combination in which all classes and series of capital stock are treated identically;

(d)           create, or authorize the creation of, or issue, or authorize the issuance of, or sell, or authorize the sale of any (a) capital stock (including but not limited to, the Company’s preferred stock or common stock, or any securities conferring the right to purchase the Company’s preferred stock or common stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s preferred stock or common stock), (b) a royalty financing or royalty buyout arrangement or (c) other form of funding principally for financing purposes, excluding shares of common stock or options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company (each such event, a “Financing Event”); provided, however, that such approval of the Series B Preferred Stock pursuant to this Section 4.2(a) shall not be required following the date when the Company has raised cumulatively at least $70,000,000 in aggregate cash proceeds from any one or more Financing Events which were previously approved by the Series B Preferred Stock pursuant to this subsection (a).

4.3           Right of First Refusal.  Subject to applicable securities laws and to the terms and conditions specified in this Section 4.3, the Company hereby grants to the RFSP Shareholders and the COCP Shareholders a right of first refusal to purchase Equity Securities of the Company in connection with any Financing.  If the Company, from time to time, proposes to offer any Equity Securities in a Financing, the Company shall first make an offering of such Equity Securities to each RFSP Shareholder and each COCP Shareholder in accordance with the following provisions:

    (a)           The Company shall deliver a written notice (the “Issuance Notice”) to the RFSP Shareholders and each COCP Shareholders stating (i) its bona fide intention to offer such Equity Securities pursuant to the Financing, (ii) the number and type of such Equity Securities to be offered, and (iii) the price and the terms and conditions upon which it proposes to offer such Equity Securities.

    (b)           Within 20 business days after receipt of the Issuance Notice, the RFSP Shareholders and the COCP Shareholders, each as a separate group, may each elect to purchase up to $10.0 million of such Equity Securities offered in such Financing (up to $20 million in the aggregate as between both groups, and such total amount defined as the “ROFR Amount”), at the price and on the terms and conditions specified in the Issuance Notice; provided, that, for the two-year period following the Closing, the aggregate amount of Equity Securities purchased in any Financings by the COCP Shareholders may not, without the prior written consent of the Series A Majority, exceed the aggregate amount of Equity Securities purchased in all such Financings by the RFSP Shareholders.  Such purchase shall be completed at the same closing as that of any third party purchasers.  In the event that the RFSP Shareholders and the COCP Shareholders do not elect to purchase the entire ROFR Amount within 20 business days after the receipt of the Issuance Notice, the Company shall have 45 business days thereafter to sell the remaining amount of the Equity Securities in respect of which the RFSP Shareholders and the COCP Shareholders rights were not exercised pursuant to this Section 4.3, at a price not lower and upon general terms and conditions not materially favorable to the purchasers thereof than specified in the Issuance Notice or otherwise communicated to the RFSP Shareholders and the COCP Shareholders.  If the Company has not sold such Equity Securities within 45 business days of the Issuance Notice, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the RFSP Shareholders and the COCP Shareholders in the manner provided in this Section 4.3. In connection with this Section 4.3, the parties agree that (i) any broker-dealer registered with the Securities and Exchange Commission (the “SEC”) shall not be deemed to be affiliated with any Shareholders if it limits its activities to selling any Equity Securities to parties which are not affiliated with any Shareholders, and (ii) this Section 4.3 shall not apply to an underwritten firm commitment public offering of the Parent’s common stock under the United States Securities Act of 1933, as amended.

    (c)           The Company further acknowledges, covenants and agrees that the Company shall not (i) grant to any other investor, individual or entity any rights of first refusal on Equity Securities that in any way contradicts, restricts or impedes the parties from exercising their right of first refusal in full as provided in this Section 4.3, or (ii) amend any existing agreement that contains rights of first refusal on Equity Securities that in any way contradicts, restricts or impedes the parties from exercising their right of first refusal in full as provided in this Section 4.3.

    (d)           The rights set forth in Section 4.3 shall expire once the Company has raised cumulatively at least $70,000,000 in aggregate cash proceeds from any one or more Financing Events.

4.4           Financings.   The parties further agree that if the Company has not consummated a Financing within five months after the Closing Date, the RFSP Shareholders and the COCP Shareholders, each as a group, shall provide $10 million of financing to the Company ($20 million collectively between the two groups), by way of debt financing or the purchase of Equity Securities, in each case, on terms mutually agreed upon by the Board, the Series A Majority and the Series B Majority.

4.5           Capital Increase.  The Shareholders agree to vote their shares of Series A Preferred or Series B Preferred, as applicable, in favor of an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of Common Stock in order to permit the conversion of the Series A Preferred Stock and the Series B Preferred Stock as contemplated by this Agreement.

4.6           Additional Issuance.  In the event that prior to the Capital Increase (as defined in the Merger Agreement) (A) the Company grants or awards any stock options, stock bonuses, stock purchase rights or any other form of stock or equity based compensation (“Stock Awards”) to any of the executive officers, as detailed in Schedule 2(b)(iii) of the Certificate of Designation, and/or (B) the actual fully diluted capitalization of the Company (taking into account all shares, convertible securities, and all other commitments, actual, contingent  or otherwise, on an as-if converted to Common Stock basis) (“Fully Diluted Shares”) as of the Closing is greater than the capitalization as set forth in Schedule 4.3 of the Merger Agreement, then each original holder of Options as set forth in Schedule 2.7(c) of the Merger Agreement, shall be automatically granted such additional amount of Stock Awards (“Additional Issuance”), for no additional consideration, as such be equal to X, subject to the following formula:

X = ((C/A) x (A+B)) - C;

A = the Fully Diluted Shares set forth in Schedule 4.3 of the Merger Agreement, prior to any adjustment as a result of the issuance of any Stock Awards or adjustment to the Fully Diluted Shares pursuant to clauses (A) and (B) of this Section 4.6;

B = the number of Stock Awards issued or granted to the persons set forth on Schedule 2(b)(iii) to the Certificate of Designation + the difference between the Fully Diluted Shares pursuant to clause (B) of this Section 4.6 and the Fully Diluted Shares set forth in Schedule 4.3 of the Merger Agreement; and

C = the total number of shares underlying the Option as set forth in Schedule 2.7(c) of the Merger Agreement, prior to any adjustment provided in this Section 4.6.

For the avoidance of doubt, Additional Issuances shall occur pursuant to this Section 4.6 each time the Company grants Stock Awards to the persons set forth in Schedule 2(b)(iii) of the Certificate of Designation or the Fully Diluted Shares is determined to be greater than what is set forth in Schedule 4.3 of the Merger Agreement. The Additional Issuances shall be subject to the same vesting terms as the original Option including, for avoidance of doubt, the same vesting commencement date and any acceleration terms.  If an Option holder is no longer eligible to receive a Stock Award as a result of termination of services, he or she shall, in lieu thereof receive the Additional Issuance(s) in the form of a fully vested stock grant which shall be as closely proportional and economically commensurate as possible, as determined by the Board in good faith, to what he or she would have received had the person continued to provide services.

    4.7           Best Efforts Covenant.The Parent shall use its best efforts to obtain the signatures to this Agreement of all holders of  Sreies B Preferred Stock within 15 days form the date hereof.

5.           Miscellaneous.

5.1           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto. The provisions of this Agreement are subject to the closing of the Merger.

5.2           Successors and Assigns; Third Party Beneficiaries.  Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns and legal representatives of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors, assigns and legal representatives any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3           Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of (a) the Company, (b) the Series A Majority, (c) the Series B Majority, (d) the holders of a majority of the RFSP Shares and (e) the holders of a majority of the COCP Shares; Any amendment or waiver effected in accordance with this Section 5.3 shall be binding upon the Company, the Shareholders and each of their respective successors and assigns.

5.4           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature pages hereto, or as subsequently modified by written notice.

5.5           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

5.6           Governing Law.  This Agreement shall be governed in accordance with the laws of the internal laws of the State of Delaware.

5.7           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

5.8           No Liability for Election of Recommended Directors.  Neither the Company, any Shareholder, nor any officer, director, holder of capital stock, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.  Furthermore no fiduciary duty, duty of care, duty of loyalty or other heightened duty shall be created or imposed upon any party to any other party, the Company or any other Shareholder of the Company, by reason of this Agreement or any right or obligation hereunder.

5.9           Specific Enforcement.  It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of Sections 2, 3 or 4 by any other party, that the obligations of the Shareholders pursuant to Sections 2, 3 and 4 shall be specifically enforceable and that any breach or threatened breach thereof shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.  The Company shall have no obligation to enforce any right among the Shareholders pursuant to Section 2, 3 or 4, to arbitrate any dispute related thereto or to reject any vote of any party otherwise in accordance with applicable corporate law, absent a court order to do so.

5.10           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Cocrystal Pharma, Inc.

By:
Name: Gary Wilcox
Title:   CEO

Cocrystal Holdings, Inc.

By:
Name: Gary Wilcox
Title:   CEO

RFS Pharma LLC

By:
Name:
Title:

Shareholders

By:  ___________________________